CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 of ConnectOne Bancorp, Inc. of our report dated March 4, 2016, relating to the 2015 and 2014 consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2015 appearing in the Annual Report on Form 10-K of ConnectOne Bancorp, Inc. for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
December 7, 2016